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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Bay Apartment Communities, Inc. on Form S-8 (File No. 333-16809), Form S-8 (File No. 333-16837), Form S-3 (File No. 333-16647), Form S-3 (File No. 333-15407),
and Form S-3 (File No. 333-15875) of our report dated September 6, 1997, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Park Apartments for the year ended December 31, 1996, and of our report dated September 6, 1997, on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Lakeside Apartments for the year ended December 31, 1996, which reports are included in this Current Report on Form 8-K.



                                    /s/ COOPERS & LYBRAND L.L.P.


San Francisco, California
September 9, 1997